Wizzard Closes Acquisition of MedivoxRx Technologies Inc.

Acquisition Provides Wizzard with Substantial Opportunity for New Revenue

PITTSBURGH--(BUSINESS WIRE)-April 28, 2004--Wizzard Software (OTCBB: WIZD) announced today that it closed its acquisition of MedivoxRx Technologies, Inc. on April 23rd, 2004 in an all stock and debt transaction. Based on meeting specific revenue and profit projections, MedivoxRx has the ability to receive additional shares of Wizzard in the future. MedivoxRx will operate as a wholly- owned subsidiary of Wizzard and will retain its current management team.

"We believe that the acquisition of MedivoxRx builds on Wizzard's leadership position and reputation in the speech industry by adding a line of innovative and potentially life saving products that utilize speech technology," says Chris Spencer, CEO of Wizzard. "This acquisition fits perfectly with our mission of rapid growth through the development and acquisition of revolutionary products whose value to the market is enhanced by the addition of speech technology."

Wizzard management believes that the MedivoxRx acquisition significantly accelerates Wizzard's growth strategy by providing a well-received product at a time when the pharmacy industry is seeking a solution to the growing compliance with prescription medication problem. Additionally, "Rex" the talking prescription bottle, offers Wizzard a unique platform from which to demonstrate its text-to-speech technology and products on a wide-scale consumer basis.

"The acquisition of MedivoxRx begins a compelling new chapter at Wizzard," says Gordon Berry, Wizzard CFO. "This transaction significantly accelerates our ability to generate revenues, which will help fund increased efforts in sales of our speech technologies and services, while providing a more predictable and demonstrable revenue stream."

The Company plans to begin marketing Rex to pharmacies in the U.S. immediately and in European pharmacies within the next six months. MedivoxRx can create "talking" prescription bottles in up to 30 different languages for worldwide appeal and distribution. Wizzard plans to begin marketing the next generation of MedivoxRx Talking Prescription Bottle in the third quarter of 2004 and anticipates revenues for the product of $700,000 in 2004, $9,600,000 in 2005 and $22,375,000 in 2006. While there can be no assurances that Wizzard will hit these sales projections, Management feels that with a market size of 3.2 billion prescriptions filled each year by approximately 55,000 pharmacies in the U.S. alone, estimating less than one tenth of one percent of the market by the year 2006 is an obtainable target.

Using unique microprocessor electronics and advanced text-to-speech technology from Wizzard Software, pharmacists automatically create a "talking" label while the traditional instruction label is being printed. The prescription bottle then talks to the patient when a button is pressed describing the name of the medication, the dosage the patient should consume, the frequency, refill instructions, warnings and other educational information necessary to educate and help patients take their prescription medications properly. There are approximately 3.2 billion prescriptions filled each year in the U.S. and pharmaceutical errors create $45-$80 billion in additional medical spending with the number one error being identified as labeling problems and education.


About MedivoxRx Technologies

Founded in 2000 by Anthony Mariano, Randy Allnatt, Thomas Mariano and Aimee Ward, MedivoxRx Technologies is based in Pittsford, NY and offers prescription medication bottles which "talk" to the patient allowing them to distinguish what type of medication is in the bottle and information on the dosage and refill instructions. Additional information on MedivoxRx Technologies can be found at www.rxtalks.com .

About Wizzard Software

Founded in 1996, Wizzard Software has become a leader in the speech technology application development market. Wizzard architects solutions to business problems using its expertise in consulting, speech development tools and building speech based applications for the Desktop and Internet. Wizzard has achieved global recognition because of its expertise with voice communication whether it is via PC or telephone. Wizzard's successes have lead to expanding opportunities in both the government and commercial sectors. More information can be found in Wizzard's Investor's Corner at www.wizzardsoftware.com .

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Investor Relations Contact:
Arthur Douglas and Associates
Art Batson, 407-478-1120

Public Relations Contact:
KPR, Inc.
Dave Kaye, 818-368-8212